Exhibit 10.38

CREDIT AGREEMENT

Dated as of April 9, 2008

between

GREENLADY II, LLC

and

BANK OF AMERICA, N.A.

i

(continued)

(continued)

(continued)

SCHEDULES

1	Tranche Information
2	Gradual Repayment
3	Averaging Period Interest Refund
4	Loan Amount at Maturity and Prepayment Amount
9.02	Lending Office, Addresses for Notices

EXHIBITS

A.	Form of Loan Notice
B.	Form of Note
C.	Form of Opinion of Borrower’s Counsel
D.	Form of Opinion of Counsel to Liberty Media Corporation
E.	Form of Pledge Agreement
F.	Copy of Transaction Acknowledgement

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of April 9, 2008 by and between GREENLADY II, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Borrower”), and BANK OF AMERICA, N.A. (together with its successors and permitted assigns, the “Lender”).

The Borrower has requested that the Lender extend the Loans (as hereinafter defined), and the Lender is willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjustment Event” means any event that occurs in respect of the Shares, including any Adjustment Event (as defined in the applicable Collar Transaction Document), that results in the Borrower becoming obligated to make any payment under the applicable Collar Transaction Document or to repay, in whole or in part, any Loan hereunder.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Assignment Conditions” has the meaning specified in Section 9.07(f).

“Associated Person” has the meaning specified in Section 7.13.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Availability Period” means, with respect to a Tranche, the period from and including the Closing Date to and including the first Averaging Date for the Related Component.

“Averaging Date,” with respect to each Related Component, has the meaning specified in the Collar Transaction.

“Averaging Midpoint Date” means, with respect to each Tranche, the date set forth for such Tranche in the sixth column of Schedule 1 hereto.

“Averaging Period Interest Refund” has the meaning specified in Schedule 3 hereto.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means an Exchange Business Day (as such term is defined in the 1996 ISDA Equity Derivatives Definitions published by ISDA).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the voting power of all equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the date on which all the conditions contained in Section 4.01 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar Agreement” has the meaning specified in the immediately following definition of “Collar Transaction.”

“Collar Transaction” means (i) the six distinct Components (a) initially specified in (and defined under) the Transaction Acknowledgement and (b) thereafter as evidenced by a confirmation entered into between the Lender and the Borrower subject to an agreement in the form of an ISDA Master Agreement entered into between the Lender and the Borrower for the purposes of replacing and superseding the Transaction Acknowledgement (such replacement and superseding documentation, including any Credit Support Annex subject to such ISDA Master Agreement, the “Collar Agreement”) and (ii) the Parent Guarantee entered into in connection therewith.

“Collar Transaction Documents” means the Transaction Acknowledgement until replaced and superseded by the Collar Agreement and, thereafter, the Collar Agreement.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Lender.

“Collateral Account” means the Collateral Account (as such term is defined in the Pledge Agreement).

“Collateral Documents” means, collectively, the Pledge Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender.

“Commitment” means, with respect to a Tranche, the amount set forth for such Tranche in the third column of Schedule 1 hereto, as reduced from time to time pursuant to Section 2.04.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party-or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Current Market Value” means, with respect to any item of Collateral, if such item of Collateral is a security, (i) if quotations are available, the closing sale price of such security on the preceding Business Day, as appearing on any regularly published reporting or quotation service selected by Lender, or (ii) if there is no closing sale price, any reasonable estimate by the Lender of the market value of such security as of the close of business on the preceding Business Day or (iii) in connection with one or more Loans the proceeds of which are used to finance the purchase of such security, the total cost of purchase (including any commissions charged).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, for any period for which such rate is calculated, (a) the Reference LIBOR Rate plus (b) 1% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” has the meaning specified in Section 9.07(f).

“Eligible Collateral” has the meaning specified in the Pledge Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” has the meaning specified in Section 8.01.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” has the meaning specified in Section 2.01(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Good Faith Loan Value” means with respect to any item of Collateral, that amount (not exceeding 100% of the Current Market Value of such item of Collateral, if applicable) which the Lender determines in the exercise of its sound credit judgment that it would lend against such item of Collateral without regard to any of the Borrower’s other assets.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gradual Repayment Amount” means, with respect to each Tranche for each Gradual Repayment Date, the amount calculated for such Tranche and date in accordance with Schedule 2 hereto.

“Gradual Repayment Date” means, with respect to a Tranche, the Business Day immediately prior to each Averaging Date for the Related Component.

“Gradual Repayment Notification Date” means, with respect to each Tranche, (i) for the first Gradual Repayment Date, the Business Day immediately following the fourth Exchange Business Day (as defined in the 1996 ISDA Equity Derivatives Definitions), where the specified Exchange (as defined in the 1996 ISDA Equity Derivatives Definitions) is NASDAQ, preceding the first Gradual Repayment Date and (ii) for each subsequent Gradual Repayment Date, the Business Day immediately following the Averaging Date for the related Tranche that immediately precedes such Gradual Repayment Date.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Liberty Media LLC.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)       net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)        capital leases and Synthetic Lease Obligations; and

(g)       all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning specified in Section 9.05.

“Indemnitees” has the meaning specified in Section 9.05.

“Initial Loans” has the meaning specified in Section 2.01(b).

“Interpolated Zero Coupon Swap Rate” means the discount rate or interest rate, as applicable, determined by the Lender by reference to the Reference LIBOR Rate (and any other commercially reasonable factors that the Lender may deem appropriate).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“ISDA” means the International Swaps and Derivatives Association, Inc.

“ISDA Master Agreement” means the printed form of the 1992 ISDA Master Agreement (Multicurrency - Cross Border), including any Credit Support Annex subject thereto, as published by ISDA.

“Issuer” means The DIRECTV Group, Inc., a Delaware corporation, and its successors. The term “Issuer” shall also include the issuer of any shares that holders of the shares of The DIRECTV Group, Inc. or any successors thereto receive as a result of a spinoff, recapitalization, merger, consolidation or other corporate action of such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means the office or offices of the Lender described as such on Schedule 9.02, or such other office or offices as the Lender may from time to time notify the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means, with respect to a Tranche, each advance made by the Lender to the Borrower related to such Tranche pursuant to Section 2.01(a).

“Loan Amount at Maturity” has the meaning specified in Schedule 4 hereto.

“Loan Documents” means, collectively, (a) this Agreement, (h) the Notes, (c) the Collateral Documents, (d) the Collar Transaction Documents and (e) the Parent Guarantee.

“Loan Notice” means the notice of the borrowing of the Loans pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Managing Member” means, as to the Borrower, Greenlady Corp. or any successor Managing Member of the Borrower (as defined in the Organization Documents of the Borrower).

“Margin Delimited Commitment” means, with respect to each Tranche, the amount set forth for such Tranche in the last column of Schedule 1 hereto, as modified from time to time pursuant to Section 2.11.

“Margin Stock” has the meaning specified in Regulation U promulgated by the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means, with respect to the Loans of any Tranche, the final Gradual Repayment Date for such Tranche.

“Maximum Loan Value” means:

(a)                      with respect to any item of Collateral consisting of Margin Stock, 50% of the Current Market Value of such Margin Stock;

(b)                     with respect to any item of Collateral consisting of the Collar Transaction or other puts, calls or combinations thereof (that are not themselves Margin Stock), $0.00; and

(iii)                   with respect to any other item of Collateral, its Good Faith Loan Value.

“Maximum Rate” has the meaning specified in Section 9.11.

“Member” means, as to the Borrower, each Member of the Borrower (as defined in the Organization Documents of the Borrower).

“Note” means any promissory note made by the Borrower in favor of the Lender evidencing the Loans made by the Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including any interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Parent Guarantee” means the Guaranty of the Guarantor in favor of the Lender related to the Collar Transaction and dated as of April 2, 2008.

“Participant” has the meaning specified in Section 9.07(c).

“Participant Conditions” has the meaning specified in Section 9.07(f).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that (a) is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and (b) is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes, has an obligation to contribute, or has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Pension Plan.

“Plan Assets” means assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pledge Agreement” means the Pledge Agreement executed and delivered on the Closing Date by the Lender and the Borrower, substantially in the form of Exhibit E.

“Prepaid Loan Amount at Maturity” means, with respect to any prepayment of a Loan relating to a Tranche, the portion of the related Loan Amount at Maturity being prepaid pursuant to Section 2.03(a) or 2.03(b).

“Prepayment Amount” has the meaning specified in Schedule 4 hereto.

“Proceeds” means, with respect to a Loan of any Tranche, the amount specified as such in the related Loan Notice (or in the case of the Initial Loans the amounts specified as such in Schedule 1 hereto).

“Purchased DTV Shares” means the 78,300,000 Shares purchased by the Borrower on April 2, 2008.

“Reference LIBOR Rate” means, for any period, the rate determined by the Lender, by linear interpolation if necessary, using the “offer side” U.S. Dollar Swap rate posted on Bloomberg Financial Markets Page “IYC1 USD S[go], page [go]” (or any successor or replacement page).

All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/100 of 1% and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

“Related Component” means, with respect to each Tranche, the Component (as defined in the Collar Transaction) having the number set forth opposite such Tranche on Schedule 1 hereto and having the terms set forth in the Collar Transaction.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or, if the Borrower does not have officers, the Managing Member of the Borrower (or, if the Managing Member does not have officers, its managing member).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Securities Act” means the Securities Act of 1933.

“Shares” means the shares of the relevant Issuer(s). The initial Shares are shares of the common stock of The DIRECTV Group, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transaction, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by ISDA, any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Tranche” means each of the six tranches listed on Schedule 1 hereto.

“Transaction Acknowledgement” means the Cashless Collar, Transaction Acknowledgement, dated as of April 2, 2008 and attached as Exhibit F hereto, among Liberty Media LLC, the Borrower and the Lender and regarding the collared share option transaction on certain Shares between the Lender and the Borrower.

“United States” and “U.S.” mean the United States of America.

1.02              Other Interpretive Provisions. With reference to this Agreement, any Note and the Pledge Agreement, unless otherwise specified herein or in such other document:

(a)                     The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole, including schedules and exhibits thereto, and not to any particular provision thereof.

(i)                         Article, Section, Exhibit and Schedule references are to the document in which such reference appears.

(ii)                      The term “including” is by way of example and not limitation.

(iii)                   The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)                    Section headings herein and in the other documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or such other documents.

1.03              Accounting Terms.

(a)                     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)                    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Pledge Agreement or any Note, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender), provided that, until so amended by agreement between the Borrower and the Lender, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender such documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04              Calculation Conventions.

(a)                     Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b)                    With respect to any interest rate or discount rate based on the Interpolated Zero Coupon Swap Rate and used for determining any amount herein, the Lender shall make such adjustments to such rate as are appropriate to reflect continuous compounding (and not semi-annual, or other method of, compounding) over any applicable period.

(c)                     With respect to any period to be used in calculating an amount based on the Interpolated Zero Coupon Swap Rate, such period shall be determined on the basis of a year with 365.25 days.

1.05              References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06              Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01              The Loans.

(a)                     Subject to the terms and conditions set forth herein, the Lender agrees to make Loans with respect to one or more Tranches to the Borrower from time to time, on any Business Day during the relevant Availability Period (each such date a “Funding Date”); provided, however, that as of any Funding Date and after giving effect to the related borrowings, the aggregate outstanding Loan Amount at Maturity of the Loans for each Tranche shall not exceed the Commitment applicable to such Tranche. With respect to a Tranche, during the relevant Availability Period and subject to the other terms and conditions hereof, the Borrower may borrow and (subject to prior repayment) reborrow Loans relating to such Tranche.

(b)                    The Borrower agrees that on the Closing Date it shall borrow a Loan with respect to each Tranche having a Loan Amount at Maturity set forth for such Tranche in the fourth column of Schedule 1 hereto (collectively, the “Initial Loans”).

2.02              Borrowings.

(a)                     Each borrowing of a Loan other than the Initial Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone. Each such notice must be received by the Lender not later than 10:00 a.m. on the third Business Day (the seventh Business Day if the aggregate Proceeds of the proposed Loans is $250,000,000 or more) prior to the requested Funding Date. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 9.02(d), any such telephonic notice may be given by a Responsible Officer of the Borrower or an individual who has been authorized in writing to do so by a Responsible Officer of the Borrower. Each such telephonic notice must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of one or more Loans on a particular Funding Date shall have an aggregate Loan Amount at Maturity of $25,000,000 or more. Each Loan Notice (whether telephonic or written) shall specify (1) the requested Funding Date of the proposed Loan or Loans (which shall be a Business Day), (2) the Tranche to which each Loan is related, (3) the requested Proceeds for each Loan and (4) the expected Loan Amount at Maturity of each Loan to be borrowed. Not later than the Business Day immediately following the day that the Borrower delivers a completed Loan Notice to the Lender, the Lender shall calculate and notify the Borrower of the Loan Amount at Maturity applicable to such Proceeds for each Loan requested to be borrowed on the related Funding Date.

(b)                    (i) Upon satisfaction of the applicable conditions set forth in Section 4.01 (in the case of the Initial Loans) and Section 4.02 (in the case of all Loans), the Lender shall advance an amount equal to the Proceeds related to each Loan being made on the applicable Funding Date either by (1) crediting the account of the Borrower on the books of the Lender with the amount of such advance or (2) wire transfer of such amount, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(ii) Notwithstanding the preceding clause (i), in the case of the Initial Loans, the entire Proceeds shall be netted against the purchase price of the Purchased DTV Shares and none of the Proceeds thereof will be distributed to the Borrower on the initial Funding Date.

2.03              Prepayments.

(a)                     Voluntary Prepayments. With respect to each Loan, the Borrower may, upon notice to the Lender, voluntarily prepay the related Loan Amount at Maturity, in full or in part, by payment to the Lender of the applicable Prepayment Amount. The Borrower may prepay one or more Loans on any single Business Day; provided that the aggregate Prepaid Loan Amount at Maturity of Loans being repaid on any single Business Day is not less than $25,000,000 or increments of $1,000,000 in excess thereof. With respect to each Loan being prepaid, notice of prepayment must be received by the Lender not later than 10:00 a.m. on the third Business Day preceding the date of the prepayment and shall specify the date of the prepayment, the Tranche of such Loan and the Prepaid Loan Amount at Maturity of such Loan. Not later than two Business Days before the date of repayment, the Lender shall calculate and notify the Borrower of the applicable Prepayment Amount. If notice of prepayment is given by the Borrower, payment of the foregoing amount with respect to the Loan to be prepaid shall be due and payable on the prepayment date specified therein.

(b)                    Mandatory Prepayments. If at any time the amount of a Commitment with respect to a Tranche shall be reduced pursuant to Section 2.04, the Borrower shall on the date of such reduction prepay the Loan Amount at Maturity of one or more Loans related to such Tranche such that the aggregate Loan Amount at Maturity of the Loans related to such Tranche immediately after such prepayment does not exceed the amount of such Commitment as so reduced and the amount of such prepayment shall be allocated among the Loans of such Tranche in such manner as may be determined by the Borrower and notified to the Lender. With respect to each Loan being prepaid pursuant to the preceding sentence, any such prepayment shall be in an amount equal to the applicable Prepayment Amount.

2.04              Termination or Reduction of Commitments.

(a)                     If at any time after the date hereof, with respect to a Tranche, the product of the Put Strike Price (as defined in the Collar Transaction for the Related Component), the number of Options (as so defined) and the Option Entitlement (as so defined) is reduced pursuant to the terms thereof (which for the avoidance of doubt includes any reduction due to a partial or full termination of the Related Component), the Commitment for such Tranche shall be automatically and permanently reduced on the date of such reduction by a corresponding amount.

(b)                    On each Gradual Repayment Date pursuant to Section 2.05(b), the Commitment for the applicable Tranche shall be automatically and permanently reduced on such date by an amount equal to the corresponding Gradual Repayment Amount.

2.05              Repayment of Loans.

(a)                     With respect to all the Loans of a Tranche outstanding, if any, on the related Maturity Date, the Borrower shall repay to the Lender on such date an amount equal to the aggregate Loan Amount at Maturity for such Loans plus any amount payable by the Borrower pursuant to Section 2.08.

(b)                    With respect to each Tranche and each Gradual Repayment Date related thereto, the Lender shall on the related Gradual Repayment Notification Date notify the Borrower not later than 11:00 a.m. on such date of the Gradual Repayment Amount due on such Gradual Repayment Date. On such Gradual Repayment Date, the Borrower shall pay to the Lender an amount equal to such Gradual Repayment Amount and the aggregate Loan Amount at Maturity of all Loans of such Tranche shall be reduced pro rata by a corresponding amount.

2.06              Interest. If any amount payable by the Borrower under any Loan Document (other than the Collar Transaction Documents) is not paid when due (without regard to any applicable grace periods), whether at prepayment, stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, which interest shall accrue from the date such overdue amount was originally due to the date of payment in full of such amount, including interest thereon, has been made to the Lender. Accrued and unpaid interest on past due amounts, including interest on interest, shall be due and payable upon demand. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07              Computation of Interest. Unless otherwise provided herein, all computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

2.08              Averaging Period Interest Refund. With respect to a Tranche, on each Gradual Repayment Notification Date related thereto, the Lender shall notify the Borrower of the Averaging Period Interest Refund in respect of the related Gradual Repayment Date. On such Gradual Repayment Date, if such Averaging Period Interest Refund is a positive number, the Lender shall pay to the Borrower an amount equal to such number and if such Averaging Period Interest Refund is a negative number, the Borrower shall pay to the Lender an amount equal to the absolute value of such negative number; provided that if on any Gradual Repayment Date the Lender shall owe one or more Averaging Period Interest Refunds to the Borrower and the Borrower shall owe one or more Averaging Period Interest Refunds or Gradual Repayment Amounts to the Lender, such amounts shall be netted and the net amount shall be paid by the applicable party to the other party.

2.09              Evidence of Debt. The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note with respect to each Tranche, which shall evidence the Loans related to such Tranche in addition to such accounts or records. The Lender may attach schedules to each Note and endorse thereon the date, the aggregate Loan Amount at Maturity related to such Tranche and the Maturity Date for all the Loans related to such Tranche and payments with respect thereto.

2.10              Payments Generally.

(a)                     All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff (except as may be permitted by the second paragraph of Section 9.09 and Section 2.08). Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the applicable Lending Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. All payments received by the Lender after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

(b)                    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or present value.

(c)                     Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(d)                    The determination of the Reference LIBOR Rate, the Interpolated Zero Coupon Swap Rate, any Loan Amount at Maturity, any Prepaid Loan Amount at Maturity, any Prepayment Amount, any Averaging Period Interest Refund, any Gradual Repayment Amount and all other calculations hereunder by the Lender shall be conclusive absent manifest error. With respect to any of the foregoing determinations, unless another time period is specified herein, as soon as reasonably practicable after the determination thereof, the Lender shall notify the Borrower of each such determination including reasonable detail regarding the calculation thereof.

2.11              Modification of Margin Delimited Commitment.

(a)                     Upon the pledge of additional Eligible Collateral pursuant to the Pledge Agreement and provided that the Lender has received not less than two Business Days’ prior notice of the allocation of such additional Eligible Collateral to a Tranche, the Margin Delimited Commitment applicable to such Tranche shall be increased by an amount equal to the Maximum Loan Value of such Eligible Collateral on the date the Lender receives a perfected, first priority security interest in such Eligible Collateral under the Pledge Agreement.

(b)                    The Borrower may, at any time upon two Business Days’ prior notice to the Lender, request a recalculation of the Maximum Loan Value of the Collateral relating to a Tranche, and after such recalculation, the Margin Delimited Commitment applicable to such Tranche shall be equal to the Maximum Loan Value as of such date of recalculation of the Collateral allocated to such Tranche.

(c)                     With respect to any Tranche, if the Margin Delimited Commitment for such Tranche is modified pursuant to this Section 2.11, on such date of modification, the Borrower shall deliver to the Lender a duly executed “Statement of Purpose for an Extension of Credit Secured by Margin Stock” on Federal Reserve Form U-l with respect to such Tranche, completed in form and substance satisfactory to the Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01     Taxes.

(a)       Any and all payments by the Borrower to or for the account of the Lender under this Agreement, a Note or the Pledge Agreement shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding taxes imposed on or measured by the Lender’s overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Lender is organized or maintains a lending office, which excluded taxes include, for the avoidance of doubt, United States federal income taxes imposed on a Lender which is organized within the United States (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any such document to the Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)       In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement, any Note or the Pledge Agreement or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any such document (hereinafter referred to as “Other Taxes”).

(c)       If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under this Agreement, any Note or the Pledge Agreement to the Lender, the Borrower shall also pay to the Lender, at the time interest is paid, such additional amount that the Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)       The Borrower agrees to indemnify the Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender makes a demand therefor.

(e)       The Lender shall deliver to the Borrower on the Closing Date a properly completed and executed IRS Form W-9. Prior to the expiration of such form, the Lender shall deliver a new properly completed and executed IRS Form W-9 (or successor form). The Borrower shall be entitled to rely upon such form and, notwithstanding the other provisions of Section 3.01 to the contrary, shall be held harmless by the Lender for any losses sustained from relying upon such form. If, pursuant to Section 9.07(b), the Lender assigns its rights and obligations under this Agreement to an Eligible Assignee, such assignee shall deliver to the Borrower, prior to the date on which the first payment to such assignee is due hereunder and from time to time thereafter, a properly completed and executed IRS Form W-9, IRS Form W-8BEN or similar form, as appropriate.

3.02     Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender; (ii) subject the Lender to any tax of any kind whatsoever with respect to this Agreement, any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof; or (iii) impose on the Lender any other condition, cost or expense affecting this Agreement or Loans made by the Lender; and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any Loan), or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

3.03     Funding Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by the Borrower, including any loss, cost or expense (but excluding loss of anticipated profits) actually incurred by reason of liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

3.04     Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and calculations in reasonable detail therefor shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods.

3.05     Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment, satisfaction or discharge of all other Obligations hereunder.

ARTICLE IV
CONDITIONS

4.01     Conditions to Closing Date. The provisions of Article II hereof and the obligation of the Lender to make the Loans shall come into force on the date of the Lender’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (unless specified otherwise or, in the case of certificates of governmental officials, dated a recent date before the Closing Date) and each in form and substance satisfactory to the Lender and its legal counsel:

(a)       executed counterparts of the Pledge Agreement, the Transaction Acknowledgment and the Parent Guarantee, sufficient in number for distribution to the Lender and the Borrower;

(b)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(c)       executed copies of the Organization Documents of the Borrower and the Guarantor;

(d)       such other documents and certifications as the Lender may reasonably require to evidence that the Borrower is duly formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(e)       a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(f)        a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified it Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Borrower’s formation that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(g)       the opinion of Baker Botts L.L.P., counsel to the Borrower and the Guarantor, addressed to the Lender, substantially in the form set forth in Exhibit C, and the opinion of Sherman and Howard LLC stating that the Borrower is not required to register as an investment company under the Investment Company Act, addressed to the Lender, substantially in the form set forth in Exhibit D;

(h)       evidence that all other action that the Lender may deem necessary or desirable in order to perfect the security interests created under the Collateral Documents has been taken (including filing of UCC financing statements);

(i)        such other assurances, certificates, documents or consents as the Lender reasonably may require; and

(j)        on or prior to the Closing Date, delivery by the Borrower of 170,000,000 Shares (and, if such Shares are in certificated form, together with proper instruments of assignment duly executed in favor of the Lender or its designee or in blank) to the Lender or its designee, in each case in a manner acceptable to the Lender for the Lender to hold as Collateral pursuant to the terms of the Pledge Agreement.

4.02     Conditions to each Borrowing. The obligation of the Lender to make each Loan is further subject to the following conditions precedent:

(a)       The representations and warranties of the Borrower contained in Article V and the Pledge Agreement, and which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. Without limiting the foregoing, the Lender shall have determined, in its discretion, that the representation in Section 5.12 (b) is true and correct.

(b)       No Default shall exist, or would result from such proposed Loan.

(c)       The Lender shall have received a Loan Notice with respect to such Loan in accordance with the requirements hereof (other than the Initial Loans).

(d)       The Lender shall have received a duly executed “Statement of Purpose for an Extension of Credit Secured by Margin Stock” on Federal Reserve Form U-l with respect to each Tranche, completed in form and substance satisfactory to the Lender.

(e)       If requested by the Lender, the Lender shall have received a Note for such Loan executed by the Borrower.

(f)        With respect to any such Loan made at any-time on-or prior to the-withdrawal of all the Shares from the lien created under the Pledge Agreement pursuant to Section 5(j) thereof, after giving effect to such Loan, the aggregate of all Proceeds advanced by the Lender in respect of the Tranche to which such Loan relates and not repaid at or prior to such time shall not exceed the Margin Delimited Commitment then applicable to such Tranche (after giving effect to modification of such Margin Delimited Commitment on such date pursuant to Section 2.11 hereof).

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) (except for the last sentence thereof) and (b) have been satisfied on and as of the date of such Loan.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.01     Existence, Qualification and Power; Compliance with Laws. The Borrower (a) is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of Delaware, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02     Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party have been duly authorized by all necessary limited liability company action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.

5.03     Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.04     Binding Effect. This Agreement has been, and each other Loan Document to be delivered by the Borrower hereunder when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to be so delivered when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.05     Litigation. There are no actions, suits, proceeding’s, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.06     No Default. The Borrower is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.07     Liens. The property of the Borrower is subject to no Liens, other than Liens permitted by Section 7.01.

5.08     Taxes. The Borrower has filed all Federal, state and other material tax returns and reports required to be filed, and has paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect.

5.09     ERISA.

(a)       The Borrower has not established any Plan.

(b)       The Borrower does not, and would not be deemed to, hold Plan Assets.

(c)       Neither the Borrower nor any ERISA Affiliate of the Borrower has incurred or could be subjected to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintains or contributes to, or is or has been required to maintain or contribute to, any Pension Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.10     Subsidiaries. The Borrower has no Subsidiaries and the Borrower has no Investments except as permitted under its Organization Documents.

5.11     Indebtedness. The Borrower has no Indebtedness except as permitted under its Organization Documents.

5.12     Margin Regulations; Investment Company Act.

(a)       [Intentionally Omitted.]

(b)       The execution of this Agreement, the making of any of the Loans hereunder, and the direct or indirect use of the proceeds thereof shall not cause the Lender to be in violation of the FRB’s Regulation U or the Borrower to be in violation of the FRB’s Regulation X.

(c)       Neither the Borrower nor Liberty Media Corporation is required to be registered as an “investment company” under the Investment Company Act.

5.13     Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.14     Compliance with Organization Documents. The Borrower is in compliance with the terms and provisions of its Organization Documents.

5.15     Compliance with Laws. The Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16     Ownership of the Borrower. On the date hereof and on the Closing Date, Liberty Media Corporation indirectly owns all of the equity interests in the Borrower.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as the Commitments shall be in effect or the Loans or any other Obligations hereunder shall remain unpaid or unsatisfied, the Borrower shall:

6.01     Notices. Promptly notify the Lender:

(a)       of the occurrence of any Default;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower; and

(c)       of any material change in accounting policies or financial reporting practices by the Borrower.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.01(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.02     Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.03     Preservation of Existence, Etc. (a) Preserve, renew and maintain in fall force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to take such action could not reasonably be expected to have a Material Adverse Effect.

6.04     Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.05     Compliance with Organization Documents. Comply with the terms and provisions of its Organization Documents.

6.06     Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

6.07     Use of Proceeds. In the case of the Initial Loans, use the proceeds in connection with the purchase of the Purchased DTV Shares by the Borrower and, in the cases of all other Loans, distribute the proceeds of the Loans to its Members who may, in their discretion, make a distribution to Liberty Media Corporation or any Subsidiary thereof for use by Liberty Media Corporation or such Subsidiary for general corporate purposes, or lend the proceeds of the Loans to Liberty Media Corporation or a Subsidiary thereof for general corporate purposes, or otherwise use the proceeds of the Loans for general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

6.08     ERISA Matters. The Borrower will do, or cause to be done, all things necessary to ensure that it will not be deemed to hold Plan Assets at any time.

6.09     Collar Agreement Opinion. In connection with the execution and delivery of the Transaction Documents (as defined in the Transaction Acknowledgement), the Borrower shall deliver such legal opinions relating thereto as the Lender shall reasonably request, which opinions shall be satisfactory in form and substance to the Lender.

ARTICLE VII
NEGATIVE COVENANTS

So long as the Commitments shall be in effect or the Loans or any other Obligations hereunder shall remain unpaid or unsatisfied, the Borrower shall not, directly or indirectly:

7.01     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)       Liens pursuant to any Loan Document; or

(b)       Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

7.02     Investments. Make any Investments, except as permitted under the Organization Documents of the Borrower.

7.03     Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except as permitted under the Organization Documents of the Borrower.

7.04     Fundamental Changes.

(a)       Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, other than in accordance with Section 6.07.

(b)       Amend, restate, modify or waive any provision of the Organization Documents of the Borrower.

7.05     Dispositions. Make any Disposition or enter into any agreement to make any Disposition, other than in accordance with Section 6.07, the Organization Documents of Borrower, the Collar Transaction or any Restricted Payment permitted under Section 7.06.; provided that no Disposition shall be made of any assets of the Borrower constituting Collateral other than in accordance with the Pledge Agreement; provided further that the Borrower may Dispose of the Purchased DTV Shares without any limitation.

7.06     Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than any Restricted Payment (a) consisting solely of the Purchased DTV Shares, (b) consisting of any distribution of any kind received on the Shares or (c) otherwise permitted by Section 6.07 or the Organization Documents of the Borrower; provided that if an Adjustment Event occurs, the Borrower shall be entitled to make a Restricted Payment of any property of the Borrower (including any property consisting of any distribution on Shares received by or on behalf of Borrower in respect of such Adjustment Event or received by or on behalf of Borrower after such Adjustment Event occurs but prior to the time clauses (i) and (ii) of this proviso are satisfied) only (i) after any adjustments to the Put Strike Price (as defined in the Collar Transaction for the Related Component), the Number of Options (as so defined) or the Option Entitlement (as so defined) under the Collar Transaction and the affected Related Components required by the operation of the terms of the Collar Transaction as a result of such Adjustment Event are final and effective and (ii) after the

Borrower has paid any Prepayment Amount, pursuant to Section 2.03 (b), or any other amount under the applicable Collar Transaction Document required to paid as a result of any such adjustment.

7.07     Change in Nature of Business. Engage in any material line of business substantially different from the line of business conducted by the Borrower on the date hereof or any business substantially related or incidental thereto.

7.08     Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than in accordance with Section 6.07, Section 7.05, Section 7.06 and the Organization Documents of the Borrower.

7.09     Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on its property; or (b) requires the grant of a Lien to secure an obligation of the Borrower if a Lien is granted to secure another obligation of the Borrower.

7.10     [Intentionally Omitted.]

7.11     ERISA Matters.

(a)       The Borrower shall not incur or become subject to any liability under Title IV or Section 302 of ERISA or Section 412 of the Code or maintain or contribute to, or be required to maintain or contribute to, any Plan or Pension Plan.

(b)       The Borrower shall not engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by the Lender of any of its rights under this Agreement or any of the Loan Documents) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or substantially similar provisions under federal, state or local laws, sales or regulations.

7.12     Change of Control. The Borrower shall not permit or become subject to a Change of Control without the prior consent of the Lender (such consent not to be unreasonably withheld conditioned and delayed).

7.13     Lock-Up. Prior to February 27,2009, the Borrower will not, nor will the Borrower permit its Affiliates or any “person” associated with the Borrower within the meaning of paragraph (a)(2) of Rule 144 of the Securities Act (each such other person an “Associated Person”) to, without the Lender’s prior written consent (i) sell, pledge or otherwise dispose of any Shares issued by the Issuer (as defined in the Pledge Agreement) (or any other security or instrument that would be subject to aggregation under Rule 144(e) of the Securities Act) or (ii) act in concert with any Person in connection with the sale, pledge or other disposition of any such Shares or securities or any interest therein, other than pursuant to the Collar Transaction, in each case to the extent such sale, pledge or other disposition, may be aggregated pursuant to Rule 144 with any disposition of the Shares constituting Collateral under the Pledge Agreement if the number of Shares being sold, pledged or otherwise disposed of, when added to the number of Shares constituting Collateral under the Pledge Agreement, would exceed the volume permitted under Rule 144(e) of the Securities Act.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01     Events of Default. Any of the following shall constitute an “Event of Default”:

(a)       Non-Payment. The Borrower fails to pay (i) any amount when and as required to be paid herein, including any interest due hereunder, or (ii) when and as required to be paid any amount payable under any other Loan Document (other than the Collar Transaction Documents); or

(b)       Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.01(b), 6.02, 6.03, 6.04, 6.05, 6.07, 6.08 or 6.09 or Article VII; or

(c)       Other Defaults. (i) The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document (other than the Collar Transaction Documents) on its part to be performed or observed and such failure continues for 30 days or (ii) any Collateral Event of Default occurs under (and as defined in) the Pledge Agreement; or

(d)       Default under the Collar Transaction. (i) Prior to the date of execution by the Lender and the Borrower of the Collar Agreement, any Event of Default (as defined in the ISDA Master Agreement) in respect of which the Borrower is the Defaulting Party (as defined in the ISDA Master Agreement) or an Early Termination Date (as defined in the ISDA Master Agreement) occurs under the ISDA Master Agreement deemed to be entered into between the Lender and the Borrower pursuant to Section 9.16, or (ii) on or after the date of execution by the Lender and the Borrower of the Collar Agreement, any Event of Default (as defined in the ISDA Master Agreement) in respect of which the Borrower in the Defaulting Party (as defined in the ISDA Master Agreement) or an Early Termination Date (as defined in the ISDA Master Agreement) occurs under the Collar Agreement; or

(e)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith, shall be incorrect or misleading in any material respect when made or deemed made; or

(f)        Insolvency Proceedings, Etc. The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower; or any proceeding under any Debtor Relief Law relating to the

Borrower or to all or any material part of its property is instituted without the consent of the Borrower and is not dismissed, discharged, stayed or restrained within 30 days of the institution thereof; or

(g)       Inability to Pay Debts; Attachment. (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower; or

(h)       Judgments. There is entered against the Borrower (i) a final judgment or order for the payment of money (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and enforcement proceedings are commenced by any creditor upon such judgment or order;

(i)        Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any of its Affiliates or Subsidiaries contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any of its Affiliates denies that it has any or further liability or obligation under any Loan Document to which the Borrower or such Affiliate is a party, or purports to revoke, terminate or rescind any Loan Document to which the Borrower or such Affiliate is a party; or

(j)        Failure to Execute Transaction Documents. The Lender elects to terminate the Transaction Acknowledgement pursuant to the last paragraph of the section titled “Greenlady Conditions” thereunder because Transaction Documents (as defined in the Transaction Acknowledgement) are not executed within the time period specified in such paragraph.

8.02     Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)       declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

(b)       declare the aggregate Loan Amount at Maturity of all the Loans, and all other amounts owing or payable hereunder (including interest) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)       exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the Commitments shall automatically terminate, and the aggregate Loan Amount at Maturity and all other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03     Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion.

ARTICLE IX
MISCELLANEOUS

9.01     Amendments; Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02     Notices and Other Communications; Facsimile Copies.

(a)       General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices to the applicable party on Schedule 9.02; or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other party. All notices and other communications expressly permitted hereunder to be given by telephone shall be made to the telephone number specified for notices to the applicable party on Schedule 9.02, or to such other telephone number as shall be designated by such party in a notice to the other party. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Lender pursuant to Article II shall not be effective until actually received by the Lender. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)       Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)       Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)       Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof varied from any confirmation thereof. The Borrower shall indemnify the Lender, its Affiliates, and their respective officers, directors, employees, agents and attorneys-in-fact from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and the Borrower hereby consents to such recording.

9.03     No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.04     Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Lender for all costs and expenses incurred after the date hereof in connection with any amendment, waiver, consent or other modification of this Agreement, any Note or the Pledge Agreement (whether or not the transactions contemplated by such amendment, waiver, consent or modification are consummated), and the consummation and administration of the transactions contemplated by such amendment, waiver, consent or modification, including all Attorney Costs, and (b) to pay or reimburse the Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, any Note or the Pledge Agreement (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender after the date hereof, provided that the costs and expenses of any UCC filings and searches, including Attorney Costs related thereto, including those incurred prior to the date hereof, shall be reimbursed by Borrower. Except as set forth in the prior sentence, no costs related to the preparation and negotiation of any Loan Documents shall be reimbursed by Borrower. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Borrower be responsible for any expenses, costs, charges, fees, taxes or payments made by or imposed upon the Lender due to any assignment effected by Lender pursuant to Section 9.07 hereof. All amounts due under this Section 9.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment, satisfaction or discharge of all other Obligations.

9.05     Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Lender, its Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of this Agreement or the Pledge Agreement, (b) the Commitments, any Loan or the use or proposed use of the proceeds from any Loan or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers, directors, shareholders or creditors (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document (other than as may be provided in the Collar Transaction) or arising out of its activities in connection herewith or therewith (other than as may be provided in the Collar Transaction) (whether before or after the Closing Date). All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor accompanied by reasonable supporting documentation. The agreements in this Section shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations.

9.06     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery the obligation or part thereof originally intended to be satisfied-shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.07     Successors and Assigns.

(a)       The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       The Lender may at any time assign to an Eligible Assignee all (but not less than all) of its rights and obligations under this Agreement (including all of the Commitments and the Loans at the time owing to it) pursuant to documentation acceptable to the Lender and the assignee; provided that (i) the Assignment Conditions have been satisfied, (ii) the Borrower shall not as a result of the assignment be required to pay the assignee amounts under this Agreement greater than amounts the Borrower would have been required to pay to the Lender in the absence of such assignment and (iii) the Borrower shall not as a result of the assignment receive from the assignee amounts less than amounts the Borrower would have received from the Lender in the absence of such assignment. From and after the effective date specified in such documentation, such Eligible Assignee shall be a party to this Agreement and have the rights and obligations of the Lender under this Agreement, and the Lender shall be released from its obligations under this Agreement (and shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.02, 3.03, 9.04 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the Lender and the assignee (in exchange for the existing Notes from the Lender), and shall execute and deliver any other documents reasonably necessary or appropriate to give effect to such assignment and to provide for the administration of this Agreement after giving effect thereto.

(c)       The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of any Commitment and/or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, (iv) the Participant Conditions have been satisfied, (v) the Borrower shall not as a result of the participation be required to pay the Lender amounts under this Agreement greater than amounts the Borrower would have been required to pay to the Lender in the absence of such participation and (vi) the Borrower will not as a result of the participation receive from the Lender amounts less than amounts the Borrower would have received from the Lender in the absence of such participation. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be made to such Participant or (ii) reduce the principal, interest, fees or other amounts payable to such Participant (provided, however, that the Lender may, without the consent of the Participant, (A) amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder and (B) waive the right to be paid interest at the Default Rate), or (iii) release any Lien on any Collateral granted to or held by the Lender under any Loan Document. Subject to subsection (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.03 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were the Lender.

(d)       Notwithstanding anything else to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.02 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to provide to the Lender such tax forms prescribed by the IRS as are necessary or desirable to establish an exemption from, or reduction of, U.S. withholding tax.

(e)       The Lender may at any time pledge or assign a security interest in all or any portion of its rights to receive payments under this Agreement (including under the Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

(f)        As used herein, the following terms have the following meanings:

“Assignment Conditions” shall consist of the following: (i) Borrower shall have received a duly executed acceptance and assumption by the assignee of the obligations under this Agreement; (ii) the Lender shall, concurrently with its assignment to such assignee, assign its rights and obligations under the Collar Transaction to such assignee and (iii) on the effective date of such assignment an Event of Default where the Lender is a “defaulting party” or Termination Event where the Lender is the sole “affected party” (each as defined in the ISDA Master Agreement) shall not have occurred or be continuing pursuant to the Collar Transaction and will not occur under the Collar Transaction as a result of such assignment.

“Eligible Assignee” means (i) any Affiliate of the Lender or any special purpose entity created, controlled or sponsored by the Lender, in either case, of substantially equivalent or greater credit quality having the demonstrable ability to provide the maximum funding to Borrower contemplated by this Agreement or (ii) any other Person (other than a natural person) approved by the Borrower (such approval not to be unreasonably withheld or delayed); provided that no such approval shall be required if an Event of Default has occurred and is continuing.

“Participant Conditions” shall consist of the following: (i) the Lender will identify the Participant to the Borrower and provide the Borrower with a copy of the participation agreement; (ii) the Participant shall be a Bank, Broker or Dealer (as such terms are defined in the Exchange Act) or a special purpose entity controlled or sponsored by a Bank, Broker or Dealer; (iii) the Participant shall agree not to sell participations to any other Person; and (iv) on the effective date of such participation an Event of Default where the Lender is a “defaulting party” or Termination Event where the Lender is the sole “affected party” (each as defined in the ISDA Master Agreement) shall not have occurred or be continuing pursuant to the Collar Transaction and will not occur under the Collar Transaction as a result of such participation.

9.08     Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (including this Agreement or the Collar Transaction), (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or the agreements required by this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.09     Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness or obligations at any time owing by, the Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such

Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit, indebtedness or other obligation. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Notwithstanding anything contained herein to the contrary, if, and only if, (i) the Lender would be required to post collateral under the Collar Agreement or (ii) on a Cash Settlement Payment Date (as defined in the Collar Transaction) an amount is due and payable by the Lender under the Collar Transaction or (iii) following an Early Termination Date (as defined in the ISDA Master Agreement), an amount calculated pursuant to Section 6(e) of the ISDA Master Agreement is due and payable by the Lender, and the Lender fails to pay any such amount or post such collateral, so long as such requirement to post collateral would apply, in each case after the expiration of any applicable grace period, the Borrower is authorized, without prior notice to the Lender, any such notice being waived by the Lender to the fullest extent permitted by law, to set off and apply any Obligations then due and owing by the Borrower to or for the credit or the account of the Lender against any obligations then due and owing to the Borrower from the Lender under the Collar Transaction.

9.10     Lender’s Obligations with respect to Credit Support. The Lender and the Borrower agree and acknowledge that any obligation of the Lender to post certain collateral under the Collar Agreement in accordance with the terms thereof shall not apply or shall cease to be in effect to the extent that the Lender has made any Loans to the Borrower the aggregate outstanding Loan Amount at Maturity of which equals or exceeds the Exposure (as such term is defined in the ISDA Master Agreement) of the Lender to the Borrower under the Collar Agreement. The Lender and the Borrower agree and acknowledge that the Lender shall be obligated, however, to post certain collateral under the Collar Agreement, in accordance with, subject to and to the extent provided by the terms of the related ISDA Master Agreement, to the extent that the Exposure of the Lender to the Borrower under the Collar Agreement, on any Business Day, exceeds the aggregate Loan Amount at Maturity of the Loans to the Borrower outstanding on that Business Day.

9.11     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, any interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether any interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of any interest throughout the contemplated term of the Obligations hereunder.

9.12     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13     Integration; Entire Agreement. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter including, for the avoidance of doubt, the Credit Agreement Transaction Acknowledgement, dated as of April 2, 2008, between the Lender and the Borrower but excluding, for the avoidance of doubt, the Transaction Acknowledgement (which shall be replaced and superseded only from and after execution by the Lender and the Borrower of the Collar Agreement). This Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.14     Survival of Representations and Warranties. All representations and warranties made hereunder and in any Note, the Pledge Agreement or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof but shall only be deemed to be made as of the time or times specified herein or therein. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

9.15     Severability. If any provision of this Agreement, any Note or the Pledge Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of such agreements shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.16     Deemed ISDA Master Agreement. Prior to the execution by the Lender and the Borrower of the Collar Agreement, the Borrower and the Lender agree that the Transaction Acknowledgement shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement as if the Lender and the Borrower had executed an agreement in such form on the date of the Transaction Acknowledgement (without any Schedule except for (1) the election of Market Quotation and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and U.S. Dollars as the Termination Currency, (2) the election that the “Cross Default” provisions of Section 5(a)(vi) of the ISDA Master Agreement will apply to the Lender and the Borrower with a “Threshold Amount” of $50,000,000, (3) the specification of the Pledge Agreement and the Parent Guarantee as Credit Support Documents in relation to the Borrower and the Guarantor as a Credit Support Provider

in relation to the Borrower and (4) with an additional Event of Default (as defined under the ISDA Master Agreement) added as a new Section 5(a)(ix) of the ISDA Master Agreement in respect of which the Borrower shall be the Defaulting Party (as defined in the ISDA Master Agreement) if either of the following occurs; (A) a Collateral Event of Default as defined in the Pledge Agreement or (B) an Event of Default under this Agreement (each term used in this parenthetical but not defined in this Agreement or, if so specified, the Pledge Agreement shall have the meaning specified in the ISDA Master Agreement)).

9.17     Collar Agreement Modifications. References herein to the terms of the Collar Transaction are based on the provisions of the Transaction Acknowledgement. If any relevant provisions of the Collar Agreement differ in any material respect from those of the Transaction Acknowledgement as described herein, the parties hereto will negotiate in good faith to modify the terms of this Agreement in a manner that preserves the economic intent of the parties.

9.18     Amendments to Schedules. If as a result of the operation of Section 9.17 or as a result of the operation of any provision of the Collar Transaction any of the information appearing in Schedule 1, Schedule 2, Schedule 3 or Schedule 4 hereto must be amended, the Lender shall provide the Borrower with a copy of such amended schedule, which shall automatically be deemed to replace the prior schedule.

9.19     Safe Harbors. The Borrower and the Lender agree that (a) this Agreement, together with the Collar Transaction, is a “securities contract” (as defined in Section 741(7) of the Bankruptcy Code), (b) the Pledge Agreement and the Parent Guarantee are being entered into in connection with the Collar Transaction Documents and are or will be a “security agreement or arrangement” or other “credit enhancement” that forms a part of such “securities contract” within the meaning of Section 362 of the Bankruptcy Code and (c) all transfers of cash, securities or other property under or in connection with this Agreement or the Collar Transaction (including all pledges under the Pledge Agreement) to the Lender are “transfers” made “by or to (or for the benefit of)” the Lender as a “financial institution” or a “financial participant” (each as defined in the Bankruptcy Code) within the meaning of Section 546(e) of the Bankruptcy Code and are “in connection with” a “securities contract” within the meaning of Section 546(e) and 548(d)(2) of the Bankruptcy Code.

9.20     Governing Law.

(a)       THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO

THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER AND THE LENDER EACH WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

9.21     Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.22     USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GREENLADY II, LLC
By: Greenlady Corp., its sole managing member

By:	/s/ David J.A. Flowers
Name:	David J.A. Flowers
Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ William Brett
Name:	William Brett
Title:	Managing Director

Signature Page- Credit Agreement

SCHEDULE 1

TRANCHE INFORMATION

Tranche	Component related to such Tranche	Commitment as of the Closing Date	Loan Amount at Maturity of Initial Loan	Proceeds of Initial Loan	Averaging Midpoint Date	Margin Delimited Commitment as of the Closing Date
1	1	$515,005,300	$468,511,698.06	$447,084,893.99	Sept. 30, 2009	$485,286,296.82
2	2	$366,226,000	$333,163,818.50	$312,253,334.05	Apr. 12, 2010	$350,813,195.98
3	3	$286,114,100	$260,261,498.70	$238,572,129.76	Oct. 20, 2010	$277,327,881.61
4	4	$313,908,000	$285,547,634.69	$255,746,062.68	May 4, 2011	$294,456,150.43
5	5	$400,559,700	$364,338,298.86	$318,276,802.12	Nov. 11, 2011	$356,820,643.66
6	6	$523,180,000	$475,878,613.32	$405,141,777.39	May 23, 2012	$467,395,831.50
	TOTALS:	$2,404,993,100	$2,187,701,562.12	$1,977,075,000		$2,232,100,000.00

1

SCHEDULE 2

GRADUAL REPAYMENT

“Gradual Repayment Amount” means, with respect to a Tranche, (i) for each related Gradual Repayment Date other than the last Gradual Repayment Date for such Tranche, an amount equal to the greater of (a) the aggregate Loan Amount at Maturity as of such date for all Loans related to such Tranche (without giving effect to prepayments, if any, made on such date) minus the Effective Protection Level Amount for such date and (b) zero and (ii) for the last Gradual Repayment Date for such Tranche, an amount equal to the aggregate Loan Amount at Maturity as of such date for all Loans related to such Tranche.

“Effective Protection Level Amount” means, with respect to a Tranche and a related Gradual Payment Date, an amount calculated using the following formula:

MAX [(K – (wi x Ai)), 0] x N

where,

“K” means the Put Strike Price (as defined in the Collar Transaction) for the Related Component;

“wi” means i/n where “n” means the total number of Averaging Dates for the Related Component;

“i” means (i) with respect to the first Gradual Repayment Date, 1 and (ii) with respect to each subsequent Gradual Repayment Date, a number equal to 1 plus the number of Gradual Repayment Dates prior to such Gradual Repayment Date.

“Ai” means the arithmetic average of the closing price for one Share on every Exchange Business Day (as defined in the 1996 ISDA Equity Derivatives Definitions), where the specified Exchange (as defined in the 1996 ISDA Equity Derivatives Definitions) is NASDAQ, for the period from and including the first Averaging Date for the Related Component to and including the Averaging Date immediately prior to such Gradual Repayment Date; provided that, with respect to the first Gradual Repayment Date, “Ai” shall mean the closing price for one Share on the fourth Exchange Business Day prior to such Gradual Repayment Date; and

“N” means the product of the Number of Options (as defined in the Collar Transaction) and the Option Entitlement (as so defined) for the Related Component.

For the avoidance of doubt, with respect to each Tranche, as of the last Averaging Date for the Related Component for such Tranche, the sum of all Gradual Repayment Amounts for such Tranche shall be equal to the aggregate Loan Amount at Maturity for all Loans of such Tranche (determined without giving effect to any Gradual Repayment Amounts for such Tranche).

1

SCHEDULE 3

AVERAGING PERIOD INTEREST REFUND

“Averaging Period Interest Refund” means, with respect to a Tranche and each related Gradual Repayment Date, the product of (i) the Gradual Repayment Amount for such Gradual Repayment Date and (ii) the Carry.

“Carry” means, with respect to a Tranche and each related Gradual Repayment Date, an amount determined using the following formula:

(e(r + 0.5%) x (t))- 1

where,

“e” means 2.718282;

“r” means (i) if such Gradual Repayment Date is on or prior to the Averaging Midpoint Date for such Tranche, the Interpolated Zero Coupon Swap Rate for a period from and excluding such Gradual Repayment Date to and including the Averaging Midpoint Date and (ii) if such Gradual Repayment Date is after the Averaging Midpoint Date for such Tranche, the arithmetic average of the overnight LIBOR rates for a period from and excluding such Averaging Midpoint Date to and including such Gradual Repayment Date, determined using the rates posted on Bloomberg Financial Markets Page “US00O/N [index],[go]” (or any successor or replacement page).

“t” means (i) if such Gradual Repayment Date is on or prior to the Averaging Midpoint Date for such Tranche, the time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding such Gradual Repayment Date to and including such Averaging Midpoint Date, expressed as a positive number, and (ii) if such Gradual Repayment Date is after the Averaging Midpoint Date for such Tranche, the time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding such Averaging Midpoint Date to and including such Gradual Repayment Date, expressed as a negative number.

1

SCHEDULE 4

LOAN AMOUNT AT MATURITY AND PREPAYMENT AMOUNT

“Loan Amount at Maturity” means, with respect to each Loan made and outstanding under the Credit Agreement or to be made thereunder, as of any date of determination (i) an amount equal to the future accreted amount of such Loan, which future accreted amount shall be, in the case of each Initial Loan, the amount set forth in the fourth column opposite the Tranche related thereto in Schedule 1 to the Credit Agreement and, in the case of each other Loan, shall be determined by the Lender on or as of the applicable Funding Date, using the following formula:

Proceeds of such Loan x e(r + 0.5%) x (t)

where,

“e” means 2.718282;

“r” means the Interpolated Zero Coupon Swap Rate for a period from and excluding such Funding Date to and including the Averaging Midpoint Date of the Tranche related to such Loan; and

“t” means the time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding the applicable Funding Date to and including the Averaging Midpoint Date of the Tranche related to such Loan, calculated on the basis of a year with 365.25 days;

less (ii)(a) any Prepaid Loan Amount at Maturity relating to such Loan and (b) any Gradual Repayment Amount relating to the applicable Tranche and allocated to such Loan pursuant to Section 2.04(b), in each case paid prior to such date of determination.

“Prepayment Amount” means, with respect to a Loan being prepaid pursuant to Section 2.03(a) or Section 2.03(b) and as of any date of prepayment, (i) if such prepayment is being made on or prior to the Averaging Midpoint Date for the Tranche related to such Loan, an amount equal to the present value of the related Prepaid Loan Amount at Maturity, determined by the Lender on or as of the applicable date of prepayment, using the following formula:

Prepaid Loan Amount at Maturity x e(r + Spread) x (-t3)

where,

“e” means 2.718282;

1

“r” means the Interpolated Zero Coupon Swap Rate for a period from and excluding the date of prepayment to and including the Averaging Midpoint Date of the Tranche related to such Loan;

“t3” means the time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding such date of prepayment to and including the Averaging Midpoint Date of the Tranche related to such Loan, calculated on the basis of a year with 365.25 days;

“Spread” is determined using the following formula: 0.50% - MAX [(0.50% x ((t1- t2)/t3)),0],

where,

“t1” means the time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding the applicable Funding Date to and including the Averaging Midpoint Date of the Tranche related to such Loan multiplied by 0.667, calculated on the basis of a year with 365.25 days; and

“t2” means the time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding the applicable Funding Date to and including such date of prepayment, calculated on the basis of a year with 365.25 days;

or (ii) if such prepayment is made after the Averaging Midpoint Date for the Tranche related to such Loan, an amount equal to the value of the related Prepaid Loan Amount at Maturity, determined by the Lender on or as of the applicable date of prepayment, using the following formula:

Prepaid Loan Amount at Maturity x e(r + 0.50%) x (t)

where,

“r” means the arithmetic average of the overnight LIBOR rates for a period from and excluding the Averaging Midpoint Date of the Tranche related to such Loan to and including the date of prepayment, determined using the rates posted on Bloomberg Financial Markets Page “US00O/N [index],[go]” (or any successor or replacement page); and

“t” means the-time (expressed in whole years, a fraction thereof or both and carried to the 6th decimal place) from and excluding the Averaging Midpoint Date of the Tranche related to such Loan to and including the date of such prepayment, calculated on the basis of a year with 365.25 days.

2

SCHEDULE 9.02

NOTICE ADDRESSES AND LENDING OFFICE

BORROWER:

Greenlady II, LLC
c/o Neal Dermer
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Telephone: 720-875-5419
Facsimile: 720-875-5915

LENDER

Lending Office

From the Closing Date to May 4, 2008:

BANK OF AMERICA, N.A.
c/o Bank of America Securities, LLC
9 West 57th Street, 40th Floor
New York, NY 10019
Attn: John Servidio
Telephone: 212-847-6527
Facsimile: 704-208-2869
Account No. 12333-34172
ABA# 026-009-593

After May 4, 2008 (unless the Lender notifies the Borrower otherwise):

BANK OF AMERICA, N.A.
c/o Bank of America Securities, LLC
Bank of America Tower, 3rd Floor
One Bryant Park
New York, New York 10036-6715
Attn: John Servidio
Telephone: 212-847-6527
Facsimile: 704-208-2869
Account No. 12333-34172
ABA# 026-009-593

1

Notices:

Same as address for the Lending Office.

2

EXHIBIT A

FORM OF LOAN NOTICE

Date:           ,

To: Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of April 9, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Greenlady II, LLC, a Delaware limited liability company, and Bank of America, N.A.

The undersigned hereby requests on                                          (a Business Day) one or more Loans with the following characteristics:

Loan No.	Applicable Tranche	Proceeds Requested	Expected Loan Amount at Maturity
1.
2.
3.

With respect to each Tranche and the Loan(s) requested herein related thereto, the aggregate Loan Amount at Maturity of such Loan(s), together with the aggregate Loan Amount at Maturity of all other Loans related to such Tranche outstanding on the proposed Funding Date, will not exceed the then current amount of the related Commitment.

GREENLADY II, LLC

By: Greenlady Corp., its sole managing member

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF NOTE

Aggregate Loan Amount at Maturity	[DATE]
of up to U.S.$[ ]

Tranche [     ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to the order of BANK OF AMERICA, N.A. (together with its permitted assigns, the “Lender”), on the Maturity Date set forth in that certain Credit Agreement, dated as of April 9, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between the Borrower and the Lender, in lawful money of the United States of America in immediately available funds, the aggregate Loan Amount at Maturity of the Loan(s) of the Tranche indicated above made by the Lender to the Borrower pursuant to the Agreement, together with any amounts payable in respect of such Loan(s) pursuant to Section 2.08 of the Agreement.

All payments shall be made to the Lender in Dollars in immediately available funds at the Lender’s Lending Office. If any amount is not paid in full when due hereunder or under the Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, the aggregate Loan Amount at Maturity of the Loan(s) of the Tranche indicated above shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. All borrowings evidenced by this Note and all payments and prepayments of the aggregate Loan Amount at Maturity hereof and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

The transferability of this Note is restricted pursuant to the terms of the Agreement and any transfer hereof not in compliance with the terms of the Agreement is void.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

GREENLADY II, LLC

By: Greenlady Corp., its sole managing member

By:
Name:
Title:

Schedule to Note

LOANS AND REPAYMENTS OF LOANS

Date	Proceeds from Loans	Amount of Prepaid Loan Amount at Maturity of Loans	Aggregate Loan Amount at Maturity of Loans	Notation Made By

EXHIBIT C

FORM OF OPINION OF BORROWER’S COUNSEL

EXHIBIT D

FORM OF OPINION OF COUNSEL TO LIBERTY MEDIA CORPORATION

EXHIBIT E

FORM OF PLEDGE AGREEMENT

EXHIBIT F

TRANSACTION ACKNOWLEDGEMENT